Exhibit 10.4

AMENDMENT TO 2002 STOCK RETAINER PLAN

FOR NON-EMPLOYEE DIRECTORS

RESOLVED, that the 2002 Stock Retainer Plan for Non-Employee Directors of Cybex International, Inc. is hereby amended on this 16th day of February, 2005, effective as of January 1, 2005, to provide that:

1. The number of shares of Common Stock to be issued as the Stock Retainer for each calendar year from and including 2005 shall be based upon the average Fair Market Value of the Common Stock on the last day of each calendar month during such year; provided that if a Non-Employee Director serves on the Board of Directors during less than the full calendar year, the number of shares of Common Stock to be issued as the Stock Retainer for such year to such Director shall be based upon the average Fair Market Value of the Stock as of the last day of each full or partial month during which the Director served on the Board in such year.

2. All capitalized terms used herein and not otherwise defined have the respective meanings indicated in the Plan. Except as expressly modified hereby, all terms and provisions of the Plan remain in full force and effect.